MERRILL LYNCH GLOBAL GROWTH FUND, INC.

FILE # 811-8327

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
6/8/2005	China Shenhua Energy	1,366,500	3,063,500,000

Deutsche Bank Hong Kong

China Intl Capital Corp

Merrill Lynch Far East

BNP Paribas Peregrine

ICEA Capital

CITIC Capital Markets

DBS Asia Capital

First Shanghai Securities

Guangdong Securities

South China Securities

Tai Fook Securities